KEVIN C. O'NEIL

EMPLOYMENT AGREEMENT TERM SHEET
Effective Date:	August 21, 2005
Term:	To continue indefinitely unless parties determine otherwise.
Position:	Vice President, General Counsel and Secretary
Base Salary:	Initial rate: $265,000. Base Salary may be increased but not decreased.
Annual Bonus:	Discretionary
Benefit Plans and Perquisites:

Eligible to participate in other benefit plans in which the Company's executive officers are eligible to participate.

Automobile and reimbursement for expenses.

Annual vacation of not fewer than 4 weeks.

Grant of option to purchase shares of Company stock commensurate with executive position.

Years of service credit so SERP of $50,000 per year for a period of 10 years vested at age 65. Spouse receives benefits unpaid at time of death.

Payment for an annual executive physical examination.

Termination of Employment:

Death, Disability or Retirement

Company may terminate effective immediately for "Cause." "Cause" is defined generally as commission by the Executive of a felony involving fraud or moral turpitude, commission of a material breach of the Agreement, or commission of gross negligence that results in material economic harm to the Company.

Company may terminate at any time upon 30 days' written notice.

Executive may terminate effective immediately for "Good Reason." "Good Reason" is defined generally to mean a reduction in the Base Salary of the Executive, any reduction in the Executive's position, authority, office, duties, or aggregate benefits, change in reporting relationship, relocation more than 25 miles away from Akron, or breach of the Agreement by the Company.

Executive may terminate at any time upon 30 days' written notice.

Severance:	If involuntary termination other than for "Cause" or termination for "Good Reason," then the Company will:

Pay 12 months of Executive's annual Base Salary in a lump sum within 30 days.

Pay Executive's accrued but unpaid Annual Bonus plus 1 years Annual Bonus equal to highest Annual Bonus in past three years in a lump sum within 30 days.

Pay Executive an amount equal to 12 months the Company's current COBRA cost for medical and dental coverage, and 12 months LTD benefits and life insurance benefits.

For 12 months, continue to pay automobile allowances.

Pay for outplacement services for 1 year.

If termination is due to Death or Disability, Executive or surviving spouse will be entitled to receive

Base Salary accrued and unpaid to date of Death or Disability.

Annual Bonus accrued and unpaid to date of Death or Disability.

Amounts payable under employee benefit plans maintained by the Company.

COBRA coverage at the Company's expense for the longer of the maximum required period of coverage under Code Section 4980B or 36 months.

If termination is by Company due to Cause or by Executive other than for Good Reason, no further compensation is payable to Executive other than compensation earned prior to termination but unpaid and payment under the terms of benefit plans.

Change in Control:

Change in Control is defined generally as acquisition by any person of 20% of the voting power of outstanding securities, a change in the majority of directors during a one year period, a merger or consolidation of the Company where the Company is not the surviving entity, the complete liquidation of the Company, the sale or disposition of the Company's manufacturing business, or the sale or disposition of more than 50% of the Company's assets.

Upon a Change in Control:

The Executive may elect to terminate his employment within the remaining term of his employment under the Employment Agreement, and it will be considered a termination for Good Reason, except that Executive shall be entitled to 18 months of salary, bonus and benefits instead of 12 months.

The Executive may elect to extend his Employment Agreement for 18 months.

The Executive's accrued but unpaid Annual Bonus will be paid within 30 days.

Full vesting in all options, etc.

The Executive will be provided special funds to contest any disagreement with respect to his Employment Agreement or related documents.

Section 280G protection in the form of an excise tax gross-up payment, including regular income taxes and any interest and penalties owed by Executive will apply.

Expenses of Enforcement	The Executive will be reimbursed for the expenses of enforcement of his Employment Agreement.
Indemnification Agreement:	The Indemnification Agreement will remain in effect.